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EXHIBIT D-2


                                STATE OF VERMONT
                              PUBLIC SERVICE BOARD

Investigation into General Order No. 45 Notice filed)
by Vermont Yankee Nuclear Power Corporation         )      Docket No. 6545
re: proposed sale of Vermont Yankee Nuclear         )
Power Station and related transactions              )

                                    PETITION

         By this petition, Vermont Yankee Nuclear Power Corporation (referenced in this petition as "Vermont Yankee"), on behalf of itself and its "Sponsor" utility companies, represents:

         It is a Vermont corporation; holds a certificate of general good to manufacture, transmit and sell electricity to be used ultimately by the public for lighting, heating or power within and outside of Vermont; and as such is a company owning or operating a public-service business subject to the Board's jurisdiction under Sections 201 and 203 of Title 30, Vermont Statutes Annotated;

         It proposes to sell substantially all of Vermont Yankee's assets, including those constituting or used in the operation of the Vermont Yankee Nuclear Power Station located in Vernon, Vermont (the "Station") (collectively referenced in this petition as the "Assets"), to Entergy Nuclear Vermont Yankee, LLC (referenced in this petition as "ENVY"), a Delaware limited-liability company as buyer, and Entergy Corporation (referenced in this petition as "Entergy Corp."), a Delaware corporation as guarantor, under a Purchase and Sale Agreement or "PSA" to be filed with the Board in support of this petition;

         Before it can sell the Assets to ENVY, the Board must find that the same will promote the general good of the state and issue a Certificate of Consent thereto under Section 109 of Title 30;

Vermont Yankee's sale of the Assets to ENVY will promote the general good of the state in accordance with the findings and discussion by the Board under Section 109 in Docket No. 6039, Petition of New England Power for Authority to Transfer its Hydroelectric Facilities located in Vermont to USGen New England, Inc., as well as the concerns identified by the Board in its draft conclusions in Docket No. 6300, issued on November 17, 2000;


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Commencing with its sale of the Assets, the PSA requires certain ancillary transactions, including:

                  a. Vermont Yankee will commence to perform a Power Purchase Agreement or "PPA" with ENVY under which Vermont Yankee will purchase 100% of the Station's existing capacity and associated energy through the term of the Station's current Nuclear Regulatory Commission operating license;

                  b. Vermont Yankee will continue to sell capacity and associated energy, and to recover its other costs from its Sponsors (including Central Vermont Public Service Corporation ("CVPS") and Green Mountain Power Corporation ("GMP")), through various amended power-sales contracts (the "Amended Power Contracts");

                  c. Vermont Yankee will pledge certain of its rights to payments under the Amended Power Contracts to ENVY to secure its performance of the PSA and PPA (the "Pledge");

                  d. Vermont Yankee will assign to ENVY its Standard Department of Energy ("DOE") Contract, which provides for on-going payments to the DOE to compensate DOE for its obligation to dispose of spent nuclear fuel, and all obligations thereunder accruing after the closing date, but excluding the "One-time Fee" liability associated with the Standard DOE Contract for fuel consumed prior to April 7, 1983, which will still be funded by Vermont Yankee through the existing Spent Nuclear Fuel Disposal Trust (the "SNF Trust"); and


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                  e. Vermont Yankee will therefore amend the SNF Trust so that it will apply only to payment of the One-time Fee and eliminate its obligation to operate and maintain the Station (with any funds remaining after such payments distributed to Vermont Yankee's Sponsors for the benefit of their ratepayers) (the "Amended SNF Trust"), such amendment requiring this Board's approval by the SNF Trust's terms;

all such ancillary transactions, including the Pledge, will be consistent with and promote the general good of Vermont;

The Board accordingly should:

                  a. issue a Certificate of Consent approving the sale of the Assets to ENVY under Section 109;

                  b. issue an Order consenting to the Pledge under Section 108;

                  c. investigate and by order under Section 209 approve all aspects of Vermont Yankee's sale of the Assets to ENVY under the PSA, such approval to apply to all transactions contemplated thereby including the PPA between Vermont Yankee and ENVY and the Amended Power Contracts between Vermont Yankee and its Sponsors; and

                  d. find specifically as to CVPS and GMP that it is prudent for each of them to execute and perform the Amended Power Contracts, that the purchase of the Station's


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         output thereunder is used and useful, and that each will be allowed to recover in rates the cost of service incurred by them under the Amended PSAs and the Amended SNF Trust.

         In support of this petition, Vermont Yankee hereby prefiles testimony and exhibits by Mr. Bruce W. Wiggett, Vermont Yankee's Senior Vice President of Finance and Administration and Treasurer, who demonstrates that the transactions under the PSA summarized in this petition will promote the general good of the state, and Paul Dabbar, Vice President at J.P. Morgan Securities, Inc., the agent retained by Vermont Yankee to auction the Station's assets, who will describe the auction process, summarize the transactions contemplated under the PSA and demonstrate that the Station's sale under the PSA's terms and conditions will realize the Station's fair market value.

         Vermont Yankee asks that the Board:

         A. appoint a Hearing Officer to make all procedural rulings related to this petition, including scheduling, intervention, scope, and discovery;

         B. at the October 31 prehearing conference establish a schedule for the remainder of this proceeding and resolve any issues on intervention, scope and schedule;

         C. conduct and complete proceedings on this petition no later than February 28, 2002, if the petitioners reach a settlement in this docket;


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         D. take such other actions as will be necessary to hear and decide this petition no later than April 30, 2002, if no settlement is reached; and

         E. issue an Order:

                  i. directing the issuance of a Certificate of Consent to Vermont Yankee approving in all respects its sale of the Assets to ENVY under the PSA;

                  ii consenting to the Pledge;

                  iii. approving in all respects the transactions required or contemplated by the PSA, including the execution and performance by all parties of the PSA, the PPA, the Amended Power Contracts, the Amended SNF Trust, and all ancillary agreements required with respect to the transactions required or contemplated by the PSA; and

                  iv. finding that the execution and performance by CVPS and GMP of the Amended PSAs is prudent, that the purchase of the Station's output thereunder is used and useful, and that the costs incurred by them thereunder and under the Amended SNF Trust will be allowed in rates in accordance with the terms of a rate order to be proposed by each of them.

                  St. Johnsbury, Vermont. September 27, 2001.


                          Respectfully submitted,



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                          DOWNS RACHLIN & MARTIN PLLC

                          Attorneys for Vermont Yankee Nuclear Power Corporation

                          By: ____________________________
                          John H. Marshall
                          Nancy S. Malmquist
                          Robert A. Miller


c: James Volz, Esq.; Geoffrey Commons, Esq.; Mr. Ross Barkhurst; Mr. Bruce Wiggett; Victoria Brown, Esq.; Kenneth Picton, Esq.; Peter Zamore, Esq.



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STJ/8648219.6